Exhibit 99.(h)(8)

MASTER AGREEMENT
DST FAN SERVICES MUTUAL FUNDS

This MASTER AGREEMENT (“Agreement”) is made as of June 16, 2008 (the “Effective Date”) by and between DST Systems, Inc., a Delaware corporation (“DST”) and Allstate Institutional Advisers, LLC, an Illinois limited liability company (“Customer”). DST and Customer are together referred to herein as the “Parties” and individually as a “Party”.

WHEREAS, DST is a provider of transfer agency, shareholder recordkeeping and related services to the financial services industry; and

WHEREAS, Customer desires to utilize DST FAN Services to provide access to account information and certain on-line transaction request capabilities in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows.

ARTICLE I

DEFINITIONS

Except as may be modified in a Service Exhibit, the following definitions shall apply to this Agreement. Additional terms may be defined in the Agreement and in the exhibits that describe the FAN Services to be provided by DST for Customer.

“Customer-Controlled Content Areas” shall mean those DST-designated areas within DST-designated screens of the DST Web Site where Customer may optionally publish marketing or other types of Customer-specific content Customer makes content updates and changes directly to those areas in the DST Web Site through a secured Application Programming Interface (API) or through a password protected DST-provided update facility made available by DST only to Customer.

“DST Web Site” shall mean the collection of electronic documents or pages residing on DST’s computer system, linked to the Internet and accessible through the World Wide Web, where the Transaction data fields and related screens provided by DST may be viewed by Users who access such site,

“FAN” shall mean the DST Financial Access’ Network, a DST computer and software system that provides an Interface between the Internet and public data network service providers and the transfer agency systems of Funds for the purposes of communicating Fund data and information and Transaction requests.

“FAN Options” shall mean the series of edits and instructions provided by Customer to DST in writing, through which Customer specifies its instructions for Transactions available through the various FAN Services, e.g., minimum and maximum purchase, redemption and exchange amounts.

“FAN Services” shall mean the services provided by DST utilizing FAN®, the DST Web Site, the Internet, and other software, equipment and systems provided by DST and telecommunications carriers and firewall providers, whereby Transactions may be requested in each Fund by Users accessing the DST Web Site via the Internet.

“Fund(s)” shall mean the various registered investment companies (mutual funds) for which Customer provides various services and which Customer designates for participation in FAN Services from time to time by written notice to DST.

“Person” shall mean an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Security Procedures” shall mean the procedures, including the use of encryption technology, implemented for purposes of protecting the integrity, confidentiality or secrecy of, and the unauthorized interception, corruption, use of, or access to, any data or information transmitted via FAN Services.

“Service Exhibit” shall mean the service exhibits attached hereto which outline the particular FAN Services to be provided by DST to Customer.

•              “Transactions” shall mean account inquiries, purchases, redemptions, exchanges and other transactions offered through FAN Services as specified in each Service Exhibit.

•              “User(s)” shall mean record owners or authorized agents of record owners of shares of a Fund, including brokers, investment advisors and other financial intermediaries or the other Persons authorized to access a particular FAN Service pursuant to the terms of a Service Exhibit.

ARTICLE II

USE OF FAN SERVICES BY CUSTOMER

Section 2.1 Selection of FAN Services. DST will perform, and Customer has selected, the FAN Services described on the Service Exhibits attached to this Agreement. New Service Exhibits describing additional FAN Services may be added to this Agreement from time to time by mutual written agreement of DST and Customer, and such additional FAN Services shall be subject to the terms of this Agreement.

Section 2.2 DST Responsibilities. During the Term and subject to the provisions of this Agreement, DST shall, at its expense (unless otherwise provided for herein) perform the FAN Services as described in each Service Exhibit, including provision of all computers, telecommunications connectivity and equipment reasonably necessary at its facilities to operate and maintain FAN and the DST Web Site.

Section 2.3 Customer Responsibilities. During the Term and subject to the provisions of this Agreement, Customer shall at its expense (unless otherwise provided for herein) fulfill, or cause to be fulfilled by the Funds or otherwise, the Customer obligations, if any, set forth in each Service Exhibit to this Agreement.’

Section 2.4 Change in Designated Funds. Upon thirty (30) days prior notice to DST, Customer may change the Funds designated to participate in FAN Services by delivering to DST, in writing, a revised list of participating Funds.

Section 2.5 FAN Options. Customer is responsible for establishing implementation procedures and options available for each FAN Service, as specified in the applicable Service Exhibit.

Section 2.6 Scope of DST Obligations. DST shall at all times use reasonable commercial efforts in performing FAN Services under this Agreement. In the absence of breach of its duties or obligations under this Agreement, DST shall not be liable for any loss or damage suffered in connection with the use of FAN Services. With respect to those actions or services delineated in FAN Options and all other instructions given to DST by Customer, DST shall be presumed to have fulfilled its obligations if it has acted in accordance with the FAN Options and other instructions provided by Customer. With respect to any claims for losses, damages, costs or expenses which may arise directly or indirectly from Security Procedures which DST has implemented or omitted, DST shall be presumed to have fulfilled its obligations if it has followed, in all material respects, those Security Procedures described in the Security Procedures attachment to each Service Exhibit to this Agreement. DST may, but shall not be required to, modify such Security Procedures from time to time to the extent it believes, in good faith, that such modifications will not diminish the security of FAN. All data and information transmissions via FAN Services are for informational purposes only, and are not intended to satisfy regulatory requirements or comply with any laws, rules, requirements or standards of any federal, state or local governmental authority, agency or industry regulatory body, including the securities industry, which compliance is the sole responsibility of Customer. Customer acknowledges and agrees that its Users are responsible for verifying the accuracy and receipt of all data or information transmitted via FAN Services. Customer is responsible for advising its Users of their responsibility for promptly notifying the Fund’s transfer agent of any errors or inaccuracies relating to shareholder data or infor nation transmitted via FAN Services.

Section 2.7 System Availability. The FAN Services shall be available twenty-three and one half (23%2) hours a day, seven (7) days a week, except for regularly scheduled maintenance outages as follows: (i) During the nightly processing cycle (Monday through Friday) there are intermittent outages for specific FAN web functions as TA2000 files are updated and/or reorganized. Outages occur in short (30 second to 6 minute increments) and cumulatively do not exceed 30 minutes for any night. These outages are typically between the hours of 11:00 p.m. and 2:30 am, Central Time; (ii) DST’s data center has a scheduled maintenance window to perform preventative maintenance and hardware and software upgrades. These are typically performed twice per month during the early morning hours on Sunday between 12:00 a.m. and 4:00 a.m. Central Time; and (iii) Outages for maintenance performed by Boston Financial Data Services (“BFDS”). BFDS scheduled outages will be provided to Customer by the BFDS group before the scheduled maintenance date. During the schedule outages in (i), (ii) and (iii) above, Users shall receive a message on their web browser indicating the site is currently unavailable. In the event of an outage or unavailability of a FAN Service, DST shall make commercially reasonable efforts to restore the affected FAN Service to its previous levels as quickly as reasonably practical under the circumstances.

ARTICLE III

FEES

Section 3.1 Fees for FAN Services. As consideration for the performance by DST of the FAN Services, Customer will pay DST the fees relating to each such service as set forth in each Service Exhibit attached to this Agreement.

Section 3.2 Invoicing; Fee Increases. DST may change any of the fees and charges provided for in this Article III upon thirty (30) days written notice to Customer. All fees and charges shall be billed by DST monthly and paid within thirty (30) days of receipt of DST’s invoice. Amounts billed but not paid on a timely basis and riot being disputed by Customer in good faith shall accrue late fee charges equal to the lesser of one and one-half percent (1 1/2%) per month or the maximum rate of interest permitted by law, whichever is less, until paid in full. Customer shall be responsible for and DST shall be entitled to recover the costs of collecting unpaid fees and charges, including without limitation reasonable attorneys’ fees.

ARTICLE IV

PROPRIETARY RIGHTS

Customer acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, templates, screen and file formats, interface formats or protocols, and development tools and instructions, trade secrets, proprietary information or distribution and communication networks of DST. If DST provides software to Customer pursuant to this Agreement, it shall be used by Customer only during the term of this Agreement and only in accordance with the provisions of this Agreement to provide connectivity to and through DST, and shall not be used by Customer to provide connectivity to or through any other system or Person. Any software, interfaces, interface formats or protocols developed by DST shall not be used by Customer for any purposes other than utilizing FAN Services pursuant to this Agreement or to connect Customer to any transfer agency system or any other Person without DST’s prior written approval. Customer shall not copy, decompile or reverse engineer any software provided to Customer by DST. Customer also agrees not to take any action which would mask, delete or otherwise alter any DST on-screen disclaimers (including electronic forms which Users are required to accept) and copyright, trademark and service mark notifications provided by DST from time to time, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

ARTICLE V

TERM AND TERMINATION

Section 5.1 Term. Unless terminated earlier as provided in this Article V, this Agreement shall be effective as of the Effective Date and shall continue in force and effect until the expiration or termination of the last Service Exhibit between DST and Customer then in effect (the “Term”).

Section 5.2 Termination. Throughout the Term, either Party shall have the right to terminate this Agreement on written notice to the other Party of the other Party’s material breach of this Agreement and such Party’s failure to cure such breach within thirty (30) days.

Section 5.3 Effect of Termination. In the event of a termination under the provisions of this Article V, the Parties will have no continuing obligations to one another other than the obligation to return to one another the confidential or proprietary materials of the other in their possession.

ARTICLE VI

WARRANTIES; LIABILITY LIMITATIONS; INDEMNIFICATION

Section 6.1

(a)             Intellectual Pro e t . DST warrants to Customer that DST owns or has sufficient license or other legal rights in all software and intellectual property used by DST at its facilities to provide FAN Services, and such use by DST does not infringe or otherwise violate the U.S. copyrights of any other party. To the knowledge of DST, use by DST of such software and intellectual property does not infringe or otherwise violate the U.S. patent rights or other intellectual property rights of any other party. In the event one or more FAN Services are not useable by Customer as a result of a breach of the foregoing warranty, then DST will use reasonable commercial efforts to: (a) procure for Customer the right to continue using the FAN Services or infringing portion thereof, (b) modify the FAN Service so that it becomes non-infringing, or (c) replace the FAN Service or infringing part thereof with other systems of similar capability within a reasonable period of time under the circumstances. If DST is not able to satisfy the foregoing requirements, then, as its sole remedy, Customer will be entitled to terminate this Agreement and obtain a refund of all fees paid for of the amounts paid for the preceding six (6) month period.

(b)             No Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, THE FAN SERVICES AND ALL SOFTWARE AND SYSTEMS DESCRIBED IN THIS AGREEMENT AND ITS EXHIBITS ARE PROVIDED “AS-IS,” ON AN “AS AVAILABLE” BASIS, AND DST HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, REGARDING SERVICES PROVIDED BY DST HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

Section 6.2 Limitation of Liability. (a) Under no circumstances shall either Party be liable to the other Party for indirect, incidental, consequential, special, exemplary or punitive damages (even if DST has been advised of or has foreseen the possibility of such damages), arising from the use or inability to use any of the FAN Services, the DST Web Site or FAN, or under any provision of this Agreement, such as, but not limited to, loss of revenue or anticipated profits or lost business. For the avoidance of doubt, consequential damages awarded to a third party in connection with an indemnity obligation under this Agreement shall be deemed direct damages for purposes of this Section. (b) Without limiting any of the foregoing terms of this Section, DST’s liability in connection with the performance of FAN Services under the terms of this Agreement, or under any theory of law, tort or otherwise, shall not exceed (i) as to any single claim an amount exceeding the aggregate fees received by DST pursuant to Article III during the three (3) months immediately preceding the act or occurrence from which the claim arises, and (ii) as to all claims, an amount exceeding the aggregate fees received by DST pursuant to Article III during the most recent twelve (12) month Term of the Service Exhibit relating to the FAN Service with respect to which the claim arises

Section 6.3 Indemnification by Customer. Customer hereby agrees to indemnify and hold DST harmless from, and shall defend DST against any and all third party claims, demands, costs, expenses and other liabilities, including reasonable attorneys’ fees, arising in connection with the use of, or inability to use, the FAN Services by any User , except to the extent such liabilities result directly from the failure by DST to perform its obligations under this Agreement.

Section 6.4 Indemnification by DST. Subject to the cap on total damages set forth in Section 6.2, DST hereby agrees to indemnify and hold Customer hairiness from, and shall defend Customer against any and all third party claims, demands, costs, expenses and other liabilities, including reasonable attorneys’ fees, arising in connection with DST’s breach of its obligations under this Agreement, except to the extent such liabilities result directly from the failure by Customer to perform its obligations under this Agreement.

ARTICLE VII

CONFIDENTIALITY

Section 7.1 DST Confidential Information. Customer acknowledges and agrees that the terms and conditions of this Agreement, FAN (including by way of example and without limitation all Security Procedures, processes, algorithms, designs, techniques, code, screen and data formats, interface formats and protocols, and structures contained or included therein) and other information obtained by them concerning the other software, software applications, equipment configurations, and business of DST (the “DST Confidential Information”) is confidential and proprietary to DST. Customer further agrees to use the DST Confidential Information only as permitted by this Agreement, to maintain the confidentiality of the DST Confidential Information and not to disclose the DST Confidential Information, or any part thereof, to any other person, firm or corporation.

Section 7.2 Customer Confidential Information. DST acknowledges and agrees that the terms and conditions of this Agreement, any information obtained by DST concerning the software and software applications (including by way of example and without limitation all data in the files and algorithms, designs, techniques, code, screen and data formats and structures contained or included therein), equipment configurations, personal information regarding the customers and consumers of Customer and business of Customer (the “Customer Confidential Information”) is confidential and proprietary to Customer. Such information includes, but is not necessarily limited to, Allstate Information as defined in Exhibit D.

Section 7.3 Each Party acknowledges that all Confidential Information furnished by the other Party is considered a proprietary trade secret and is a matter of strict confidentiality. Each Party also acknowledges that the unauthorized use or disclosure of Confidential Information of the other Party will cause irreparable harm to the other Party. Accordingly, each Party agrees that the other Party shall be entitled to seek equitable relief, including injunction and specific performance without the necessity of posting a bond, in addition to all other remedies available at taw or in equity for any threatened or actual breach of this Agreement.

Section 7.4 DST will not share or make Allstate Information, as defined in Exhibit D, available to any affiliate located outside of the United States, or to third parties, including, but not limited to subcontractors located within or outside of the United States, and may not use Allstate Information for any purposes other than as provided in this Agreement, without Allstate’s written consent.

Section 7.5 Each Party further agrees that: (1) only its employees with a defined need to know shall be granted access to Confidential Information and only after they have been informed of the confidential nature of the Confidential Information; (2) Confidential Information shall not be distributed, disclosed or conveyed to any consultant or subcontractor retained by it except upon the other Party’s prior written approval, which shall be conditioned on such consultant or subcontractors agreeing to be bound by the terms of this Agreement; (3) no copies or reproductions shall be made of any Confidential Information of the other Party except to effectuate the purpose of this Agreement or with the written consent of the other Party; (4) it shall not make use of any Confidential Information for its own benefit or for the benefit of any third party.

Section 7.6 Each Party agrees that, should third parties request the Party or its consultants or subcontractors to submit Confidential Information of the other Party to them pursuant to subpoena, summons, search warrant or governmental order, it will notify the other Party immediately upon receipt of such request. Notice shall be forwarded via overnight courier by receiving Party to other Party no later than three (3) business days after receipt by receiving Party. If the other Party objects to the release of the Confidential Information, the Parry receiving the request will permit counsel chosen by the other Party to represent it in order to resist release of the Confidential Information. The Party resisting the release of such Confidential Information will indemnify the other Party for any expenses incurred by it in connection with resisting the release of the Confidential Information.

Section 7.7 The obligations set forth in Sections 7.1 through 7.66 above shall not apply to: (1) Confidential Information: (i) which has become well known in the trade; (ii) which was disclosed to a Party by a third Party not under an obligation of confidentiality to the other Party; (iii) which was independently developed by a Party not otherwise in violation or breach of this Agreement or any other confidentiality obligation to the other Party; (iv) which was rightfully known to a Party prior to entering into this Agreement; or (2) any disclosure specifically authorized in writing by a Party.

Section 7.8 Each Party agrees that all Confidential Information received from the other Party shall at all times remain the sole property of that Party and shall be returned to the Party immediately upon demand or upon termination of any business relationship between the parties. No rights or licenses, express or implied, are granted by one Party to the other under any patents, copyrights, trade secrets or other proprietary rights as a result of or related to this Agreement.

Section 7.9 All of the undertakings and obligations relating to confidentiality and nondisclosure in this Agreement shall survive the termination or expiration of this Agreement for a period of ten (10) years.

ARTICLE VIII

DST INFORMATION SECURITY

Section 8.1 Internal Scans. Pursuant to DST’s then current Information Security Standards,.as the same may be amended from time to time (“DSTISS”), DST will conduct internal scans on a regular basis on the systems, applications, networks and sites used by DST in the performance of its obligations hereunder.

Section 8.2 Penetration Tests. Pursuant to the DSTISS, DST will conduct external penetration tests at least annually on the systems, applications, networks and sites used by DST in the performance of providing the Services. These scans will be performed by an independent third party. Upon written request, DST will promptly provide Customer with the results of such external penetration tests. Communication or notices should be sent in accordance with Section 12.8 of the Agreement.

Section 8.3 Customer Reviews. Customer shall be entitled to carry out at its own expense information security reviews of DST in the performance of its obligations under this Agreement (“Reviews”). Such Reviews may be carried out semi-annually, at the request of Customer, upon prior notice to DST and during DST’s normal business hours. The scope of the Reviews shall be limited to a physical on site visit, a review with DST of Allstate’s Information Security Questionnaire and any successor to that document as well as the DSTISS being utilized for the protection of the Customer Confidential Information. Reviews shall also include Customer’s on-site access to documentation relating to DST’s security procedures, detailed reports reflecting activity with respect to the Customer Confidential Information on the primary data storage system, executive summaries of external penetration tests and network scans, and application and hardware configuration settings. The results of such Review shall be subject to the confidentiality provisions of this Agreement. The Review shall not include access to DST’s network. DST agrees to schedule Reviews if at all possible within five (5) business days, but no more than fifteen (15) business days, after receipt of written request from Customer. Reviews carried out pursuant to this Section shall be conducted by Customer or its designee (which must be a nationally known firm experienced in such Reviews). Customer will obtain DST’s agreement as to the firm selected; however, such agreement shall not be unreasonably withheld and such firm shall execute a mutually agreed upon confidentiality and non-use agreement with DST. All Reviews will be coordinated through DST’s internal audit office. Customer will only use reasonable procedures in performing Reviews under this subsection, and shall not perform any action during an Review that may interfere with the uptime, stability or smooth and efficient operation of DST’s facilities or business.

Section 8.4 SAS 70. The network infrastructure used by DST to provide FAN Services, including the FAN firewall, will be included in the SAS 70 review undertaken by DST’s independent auditors. A copy of the report of such review will be provided to Customer annually upon written request.

Section 8.5 Security Concerns. If at any time Customer in good faith believes there is a deficiency in the security of the FAN Services, Customer shall inform DST of its security concern in writing as soon as possible. Customer and DST shall promptly meet in good faith to discuss the security concern and to mutually develop a written plan to resolve the security concern. In the event that DST fails to remedy the security concern or in the event that the two Parties, despite good faith efforts, fail to agree on a course of action to address Customer’s security concern within thirty (30) days of Customer’s written notice, then Customer shall have the right to terminate this Agreement, including all then outstanding Service Exhibits, without penalty upon thirty (30) days’ written notice of termination.

Section 8.6 Accuracy of Information Security Questionnaire Responses. DST has previously provided a response to Customer’s Information Security Questionnaire for Customer’s due diligence, which response was, to the best of DST’s knowledge, materially accurate at the time it was made. An inaccuracy in the response will not be considered a breach of this Agreement or give rise to a claim for damages by Customer. However, if such inaccuracy constitutes fraud, nothing in this Agreement shall preclude Customer from asserting a claim for fraud against DST.

ARTICLE IX

COMPLIANCE WITH LAWS

Customer and DST shall each comply with all applicable laws, rules and regulations relating to the duties and obligation herein, including but not Limited to, privacy, confidentiality, security, data security and the handling of personal financial information applicable to it that may be established from time to time, including but not limited to the Gramm-Leach-Bliley Act and Securities and Exchange Commission Regulation S-P (17 CFR Part 248) promulgated thereunder.

ARTICLE X

FORCE MAJEURE

Customer acknowledges that the Internet is not a secure organized or reliable environment, and that the ability of DST to deliver FAN Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties. DST shall not be liable for any delays or failures to perform any of its obligations hereunder to the extent that such delays or failures are due to circumstances beyond its reasonable control, including acts of God, strikes, riots, terrorist acts, acts of war, power failures, functions or malfunctions of the Internet, telecommunications services (including wireless), firewalls, encryption systems and security devices, or governmental regulations imposed after the date of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Governing Law; Jurisdiction. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Delaware, without reference to the conflict of laws provisions thereof.

Section 11.2 Captions. Captions used herein are for convenience of reference only, and shall not be used in the construction or interpretation hereof.

Section 11.3 Counterparts. This Agreement may be executed in counterparts, all of which together shall be deemed one and the same Agreement.

Section 11.4 Parties’ Independent Contractors. The Parties to this Agreement are and shall remain. independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them, and none of them shall have the power of authority to bind or obligate the others in any manner not expressly set forth herein.

Section 11.5 Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby unless either of the Parties shall, in its reasonable determination, conclude that it shall be materially prejudiced by such holding of invalidity, illegality or unenforceability, in which case such Party may terminate this Agreement by thirty (30) days written notice to the other.

Section 11.6 No Waiver. No term or provision hereof shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and signed by the Party claimed to have waived or consented. Any consent by any Party to, or waiver of, a breach by the other, whether express or implied, shall not constitute consent to, waiver of, or excuse for any other different or subsequent breach.

Section 11.7 Assignment. Neither this Agreement nor all or any of the rights and obligations of either Party hereunder shall be assigned, whether by agreement or by operation of law to any Person other than an affiliate of the assigning Party, without the prior written consent of the other Party, and any attempt to do so shall be void. No such permitted assignment shall relieve the assigning Party of its obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the’ respective successors, permitted assigns and legal representatives of the Parties hereto.

Section 11.8 Notices. All notices, requests or communications required hereunder shall be in writing and shall be deemed to have been duly given (i) upon delivery, if delivered personally against written receipt, (ii) three (3) days after posting by certified mail, postage prepaid, return receipt requested, (iii) upon confirmed receipt, if delivered by telecopier or (iv) the next day if delivered by a recognized overnight commercial courier, such as Federal Express or DHL, addressed in each instance to the Parties at the addresses set forth below the signatures of the parties at the end of this Agreement (or at such other addresses as shall be given by either of the Parties to the other in accordance with this Section 11.8).

Section 11.9 Entire Agreement. This Agreement and its Exhibits together constitute the complete understanding and agreement of the Parties with respect to the subject matter hereof, and supersede all prior communications with respect thereto. They may not be modified, amended or in any way altered, except in a writing signed by both Parties. No agent of any Party ‘hereto is authorized to make any representation, promise or warranty inconsistent with the terms hereof.

IN WITNESS WHEREOF, the Parties hereto have set their hands by their authorized representatives as of the year and date first hereinabove indicated,

ALLSTATE INSTITUTIONAL		DST SYSTEMS, INC.
ADVISORS, LLC

By	/s/William Marshall	By	/s/Robert L. Tritt
Name: William Marshall		Name: Robert L. Tritt
Title: President		Title: Group Vice President
Address: 3100 Sanders Road, Suite J5		1055 Broadway, Ninth Floor
Northbrook, IL 60062		Kansas City, Missouri 64105-1594
Tel:	(847) 402-8664	Tel: (816) 435-8474
FAX:	(847) 402-3781	FAX: (816) 435-4416

With a copy to:

Allstate Institutional Advisors, LLC		DST Systems, Inc.
	3100 Sanders Road, Suite J5	333 W. 11th Street
	Northbrook, IL 60062	Kansas City, Missouri, 64105-1594
FAX:	(816) 402-3781	Fax: (816) 435-8630
Attention: Joseph Rath, Secretary		Attention: General Counsel

SERVICE EXHIBIT

Web Services

1.                                  Web Services. Customer has requested, and DST will provide Web Services as one of the FAN Services provided pursuant to the terms of the DST FAN Services Agreement (the “Agreement”) between Customer and DST. Through Web Services, Shareholders may submit Transaction requests to the Fund’s transfer agency system via the Internet as described further in this Service Exhibit.

2.                                  Definitions. For purposes of this Exhibit, the following additional definitions shall apply (in addition to all other defined terms in the Agreement):

•                                          “Customer Web Site” shall mean the collection of electronic documents or pages residing on the computer system of Customer (or an Internet Service Provider (“ISP”) hired by Customer) connected to the Internet and accessible through the World Wide Web, where Shareholders may view information about the Funds and access the various Transaction screens provided by Customer.

• “FAN Web Authentication” shall mean the Shareholder authentication process, utilized by Web Services if Customer has not chosen Single Signon as one of the FAN Options, whereby Shareholder authentication information is collected and transmitted, and Shareholder personal identification number (PIN) information is created, changed and reset via an Internet link between the DST Web Site and the Shareholder’s web browser.

•                                          “Shareholder” shall mean the record owner or authorized agent of the owner of shares of a Fund.

•                                          “Single Signon” shall mean the function of Web Services, available to Customer as one of the FAN Options, enabling Customer to (i) manage Shareholder login procedures at the Customer Web Site and collect Shareholder authentication information and pass such information to the DST Web Site for Shareholder authentication utilizing server-to-server “https” requests and text responses between the DST Web Site and the Customer Web Site, and (ii) create, change and reset Shareholder personal identification number (PIN) information directly at the Customer Web Site.

3.            DST Responsibilities. In connection with its performance of Web Services, DST shall:

(a) receive Transaction requests electronically transmitted to the DST Web Site via the Internet following execution of a link from the Customer Web Site to the DST Web Site and route Transaction requests through FAN to Customer’s transfer agency system, using Single Signon or FAN Web Authentication, as applicable, for the collection and presentation of Shareholder authentication information;

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(b)                        for each Transaction request received, route Transaction information from Customer’s transfer agency system through FAN to the Internet to be viewed by Users;

deliver to Customer a DST FAN Options User Guide and FAN Options

(c)                         instruction form; and update FAN Options as necessary when provided written instructions from Customer, and

(d)                        perform all other DST obligations as set forth in the Agreement.

4.                             Customer Responsibilities. In connection with its use of Web Services, Customer shall:

(a)        provide all computers, telecommunications equipment and other equipment and software reasonably necessary to develop and maintain the Customer Web Site;

(b)                        design and develop the Customer Web Site functionality necessary to facilitate and maintain the hypertext links to the DST Web Site and the various Transaction Web pages and otherwise make the Customer Web Site available to Shareholders;

(c)                         provide the FAN Options to DST for each Fund in writing on forms provided by DST and update the FAN Options in writing as required by Customer from time to time;

(d)                        if Customer has selected Single Signon as one of the FAN Options, collect at the Customer Web Site via Single Signon, and incorporate into the Transaction request, the Shareholder authentication infounation for the specified Transaction, as applicable for the Transaction and the FAN Options chosen by Customer;

(e)                         provide DST with such other written instructions as it may request from time to time relating to the performance of DST’s obligations hereunder; and

(f)                           perform all other Customer obligations as set forth in the Agreement.

5.          Fees. The fees payable to DST by Customer for Web Services are set forth on the Fee Schedule attached to this Service Exhibit.

6.             Customer-Controlled Content. DST provides Customer the ability to post content (plain text or HTML) to Customer’s portion of the DST Web Site rather than have DST develop and install the content. This content is displayed and viewable to all Users authorized by Customer. The use of this feature is optional, at the discretion of Customer, and is subject to the following terms and conditions:

(a)           Customer is solely responsible for any and all content and hypertext links displayed in the Customer-Controlled Content Areas of the DST Web Site.

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(b)                                 Customer is solely responsible for compliance with all legal and regulatory requirements which may apply to content and hypertext links at the Customer-Controlled Content Areas of the DST Web Site, including, but not limited to copyright, trade secret and intellectual property laws and federal and state securities laws which may apply to the promotion of mutual fiend products and securities or other Financial Products, as applicable, electronically and over the Internet.

(c)                             DST reserves the right, but has no duty, to monitor the Customer-Controlled Content Areas of the DST Web Site for adherence to the terms of this Agreement and may disclose any and all data and information posted to the Customer-Controlled Content Areas of the DST Web Site to the extent necessary to protect the rights or property of DST, its affiliates or licensees, or to satisfy any law, regulation or authorized governmental request.

(d)                            DST reserves the right, but has no duty, to prohibit conduct, promotional material, hypertext links to certain sites, comments, responses or any communication, data, information or content posted to the Customer-Controlled Content Areas of the DST Web Site which it deems, in its sole discretion, to be harmful to DST, its customers or any other person or entity.

(e)                             Customer acknowledges that DST cannot ensure editing or removal of any inappropriate, questionable or illegal content posted to the Customer-Controlled Content Areas of the DST Web Site or to any site on the Internet accessed from a hypertext link at the Customer-Controlled Content Areas of the DST Web Site. Accordingly, Customer agrees that DST has no liability for any action or inaction with respect to content or hypertext linlcs posted to or deleted from the Customer-Controlled Content Areas of the DST Web Site by any person other that DST or its agents and Customer shall indemnify and hold DST harmless from and against any and all costs, damages and expenses (including attorney’s fees) arising out of the posting of content or hypertext links at the Customer-Controlled Content Areas of the DST Web Site.

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Exhibit Term:

June 16, 2008 through June 15, 2009.

At the end of the initial Exhibit Term above (the “Initial Exhibit Term”), this Service Exhibit shall automatically renew for additional, successive twelve (12)-month terms (each, a “Renewal Exhibit Term”) unless terminated by either Party by written notice to the other at least sixty (60) days prior to the end of the Initial Exhibit Term or any Renewal Exhibit Tenn, in which case the effective date of such termination notice shall be the end of the relevant Initial Exhibit Term or Renewal Exhibit Term. The Initial Exhibit Term and any Renewal Exhibit Terms) are referred to herein as the Exhibit Term. Nothing in this paragraph shall alter or affect either Party’s ability to terminate the Agreement and this Service Exhibit as set forth in Article V of the Agreement.

By	/s/ William Marshall	By	/s/Robert L. Tritt
Name: William Marshall		Name: Robert L. Tritt

Title:	President	Title:	Group Vice President
	3100 Sanders Road, Suite J5 Northbrook, IL 60062	1055 Broadway, Ninth Floor Kansas City, Missouri 64105-1594
	Tel: (847) 402-8664	Tel: (816) 435-8474
	FAX: (847) 402-3781	FAX: (816) 435-4416

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